Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Director Corporate Relations
George Zoley
The GEO Group — Chairman, CEO
Brian Evans
The GEO Group — CFO
Wayne Calabrese
The GEO Group — Vice Chairman, President
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
Manav Patnaik
Barclays Capital — Analyst
Todd Van Fleet
First Analysis Securities — Analyst
TC Robillard
Signal Hill Group — Analyst
Tobey Sommer
SunTrust Robinson Humphrey — Analyst
Jamie Sullivan
RBC Capital Markets — Analyst
Clint Fendley
Davenport & Company — Analyst
Mickey Schleien
Ladenburg Thalmann & Company — Analyst
PRESENTATION
Operator
     Good day, ladies and gentlemen and welcome to the second quarter 2010 The GEO Group earnings conference call. At this time all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of this conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I will now turn the presentation over to your host for today’s call, Pablo Paez, Director of Corporate Relations.
Pablo Paez — The GEO Group — Director Corporate Relations
     Thank you, Operator. Good morning everyone and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2010 earnings results. With us today is George Zoley, Chairman and Chief Executive, Wayne Calabrese, Vice Chairman and President, and Brian Evans, Chief Financial Officer. This morning we will discuss our second quarter performance, current business development activities, as well as our now completed merger with Cornell. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com. Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release we issued last night.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the forms 10-K, 10-Q, and 8-K reports. With that, please allow me to turn this call over to George Zoley. George?
George Zoley — The GEO Group — Chairman, CEO
     Good morning. Thanks, Pablo. And thank you for joining Wayne, Brian, and myself as we review the second quarter results and provide an update on business development efforts and address our merger with Cornell Companies. I would like to also extend a special welcome to the former Cornell shareholders who are now GEO shareholders. Today we reported strong second quarter results driven by the continued solid performance from our core operations in our three business units of US corrections, GEO Care, and International services. We have raised our full year guidance and have provided strong outlook for the third and fourth quarters. Following my initial remarks, Brian will address our financial results and guidance in additional detail.
During the quarter we continued our business development efforts, and we recently announced the contract signing of a new 1,500 bed correctional facility contract with the state of Georgia. This is a very important milestone as it marks our entry is into this important state market. We continue to be optimistic about the strong fundamental trends in our industry and the demand for our diversified services as we currently, actively pursue a number of new organic growth projects, which Wayne will address in more detail.
Yesterday we received shareholder approval and completed the merger with Cornell Companies, which is truly a transformational event for our Company. We believe that the combination of our two high-quality organizations has created a very strong company with the unique abilities to respond to our clients increasingly diversified needs. I’ll discuss the merger in further detail a little later in the call. At this time, I would like to turn over the call to Brian for a review of our financial results and our guidance. Brian?
Brian Evans — The GEO Group — CFO
     Thank you, George. Good morning, everyone. As George stated, we reported strong quarterly pro forma EPS from continuing operations of $0.37, which exceeded our guidance range or $0.34 to $0.36 and represents an increase of 12% from the $0.33 we reported in the second quarter a year ago. Our quarterly pro forma EPS excludes $0.02 per share in one-time transaction related expenses for the Cornell merger. For the first six months of the year we reported EPS of $0.71, compared to $0.64 for the first six months of 2009. Our total revenues for the quarter increased to $280.1 million from $276.4 million a year ago.
Breaking down each of our reporting segments, our US corrections second quarter revenues increase to $195 million from $192 million one year ago. Similar to our first quarter results, the year-over-year revenue increase in the second quarter was driven by the addition of higher per diem expansion beds at two company-owned facilities housing federal offenders. This offset the discontinuation of three managed only contracts, housing primarily Texas inmates at lower per diems and lower margins. As a result, our US corrections revenues, operating profit and margins, increased year-over-year, due to the increase in company-owned federal beds, even though our compensated man days were essentially flat from last year. Also driving our improved year-over-year financial performance was an improvement in our US corrections average occupancy, which increased to 95.5% from approximately 94% in the second quarter of 2009.
GEO Care second quarter revenues increased to $34.2 million from $27.9 million last year. This growth was driven by the activation of the 354 bed Columbia Regional Care Center in the fourth quarter of 2009, which added approximately $6 million to our year-over-year revenues.
Our International services revenues for the quarter increased to $44.7 million from $29.9 million one year ago. This revenue increase was primarily driven by the activation of the Parklea Australia facility in the fourth quarter of 2009, as well as favorable foreign exchange rates.
Finally, our construction segment reported second quarter revenues of $6.3 million, compared to $26 million a year ago. This decrease reflects the completion of the construction of the Blackwater River, Florida project in June of this year with an expected opening in October. As a reminder, our construction projects have passed through revenues which typically have no margin.
Our companywide adjusted EBITDA for the quarter grew to $45.8 million from $42.3 million last year. Now moving to an important metric for our Company, which is our adjusted funds from operations. As you may recall, this metric was formally referred to as adjusted free cash flow. During a recent routine review, the SEC recommended this change in terminology because the term adjusted free cash flow could be confused for a measure of liquidity. During the quarter, we reported adjusted funds from operations of $16.3 million, down from $21.7 million for the same period last year. It is important to note that this decline was driven by the payment of higher cash taxes during the quarter, which reflect the timing of when these taxes are paid.
Before I address our updated guidance, I would like to briefly update you on our $80 million stock buyback program. As of the end of the second quarter, we had repurchased approximately 3.9 million shares for approximately $77 million. Excluding shares issued for the merger with Cornell, we had approximately 48.9 million shares outstanding following the last share acquisition made under the buyback program. As a result of these share repurchases and improved margins and earnings, our return on equity has improved from 10% to 11%.
Moving to our outlook for the second half of 2010, which was included in the press release issued last evening. We have updated our full year earnings guidance to a pro forma range of $1.43 to $1.48 per share, excluding $0.07 per share in after tax start up expenses. This guidance also excludes $30 million to $34 million in pretax transaction related expenses and transitional costs for the Cornell merger.
Our total revenues for the full year will be in a range of $1.26 billion to $1.27 billion, which includes approximately $23 million in construction revenues, and $155 million in revenues from Cornell. For the third quarter, we expect earnings to be in a pro forma range of $0.36 to $0.38 per share, excluding $0.05 in after-tax start-up expenses related to the opening of our Blackwater River, Florida, and McFarland, California facilities, as well as transition and start up expenses at the D Ray James facility in Georgia. Our third quarter pro forma earnings guidance also excludes $25 million to $28 million in pretax transaction-related expenses and transitional costs for the Cornell merger.
We expect total revenues for third quarter to be in a range of $324 million to $329 million, which includes $1.5 million in construction revenues, and approximately $55 million in Cornell revenues. For the fourth quarter, we expect earnings to be in a pro forma range of $0.36 to $0.39 per share, excluding $0.02 in after-tax start-up expenses related to the opening of the Blackwater River facility. Our fourth quarter pro forma earnings guidance also excludes $3 million to $4 million in pretax transaction related expenses and transitional costs for the Cornell merger. We expect total revenues for the fourth quarter to be in a range of $366 million to $370 million, including $100 million in Cornell revenues.
Our guidance for the third and fourth quarters excludes any one-time transaction expenses related to the depopulation by the state of Arizona of our Great Plains Facility in Hinton, Oklahoma. Our guidance for the second half of the year also reflects a third quarter discontinuation of our managed only contracts of the Moore Haven and Graceville facilities in Florida, as well as the Bridgeport and South Texas intermediate sanction facilities. These discontinuations are partially offset in our guidance by the July opening of a 360 bed expansion at our Harmondsworth Immigration Centre in the UK, as well as the expected openings of our 200 bed McFarland facility in California, and the managed only 2,000 bed Blackwater River Prison in Florida.
Finally, I would like to reiterate that our pro forma earnings guidance does not include the one-time transaction-related expenses and transition costs for our merger with Cornell. As we have stated in prior disclosures and as we reflected in our updated guidance, we expect the Cornell merger to have a neutral impact to our 2010 pro forma earnings results excluding these one-time expenses and to become accretive in 2011.
While we haven’t provided specific guidance related to the expected accretion from the Cornell merger in 2011, I would like to briefly discuss some key financial metrics for the merger. As was stated in our press release, we have confirmed our previously guided range of cost synergies of $12 million to $15 million. These synergies relate to the integration of corporate G&A functions and the elimination of duplicative expenses, which we expect to achieve by year end. With regards to other expense items in the combined company’s income statement, we expect our combined net interest expense to be between $50 million and $55 million on a fully annualized basis. Our projected net interest expense reflects the additional debt we took on to retire Cornell’s debt, fund the cash consideration in connection with the transaction and fund our recently announced 1,500 bed project in Georgia.
With regards to depreciation and amortization expense, we expect to incur an additional $8 million to $10 million of amortization to expense as a result of the intangible assets associated with the merger. This additional D&A expense is above and beyond the combined Company’s DNA expense, as well as any future depreciation expense related to new projects coming on-line. Our expected tax rate following the merger will be between 39% and 39.5%. We expect the Company’s combined outstanding share count to be approximately $65 million on a fully diluted basis. Finally, let me reiterate that we expect the Cornell merger to become accretive in 2011, and as we have stated publicly, this accretion is not dependent on the utilization of Cornell’s Hinton, Oklahoma facility, which currently houses Arizona inmates, or the reactivation of Cornell’s two idle facilities in California.
Now turning to our capital availability and capital expenditure program. As we announced last week, we completed a new senior credit facility which is comprised of a five-year $150 million term loan A bearing interest at LIBOR plus 250 basis points, a six year $200 million term loan B bearing interest at LIBOR plus 325 basis points with a floor of 150 basis points, and a five year $400 million revolver bearing interest at LIBOR plus 250 basis points. In addition to our new senior credit facility, we will have $250 million in outstanding senior unsecured notes at 8% yield to maturity, and approximately $212 million in non-recourse debt, which includes Cornell’s Mcf debt. Following the merger and after the completion of the new 1,500 bed project in Georgia, we would expect to have approximately $220 million in outstanding borrowings, plus approximately $50 million set aside for letters of credit under our revolver, leaving approximately $120 million to $130 million in available borrowing capacity. Additionally, we expect to generate approximately $160 million to $170 million in adjusted funds from operations annually following the merger. With our available borrowing capacity, and our strong cash generation, we are well positioned to continue to pursue future growth opportunities.
Our currently committed development CapEx in 2010 is approximately $94 million, of which $53 million was completed in the first half of the year. This committed CapEx includes approximately $14 million related to our recently announced 1,500 bed project in Georgia, and another $66 million in development CapEx will be required to complete this project in 2011. With that, I will turn the call over to Wayne Calabrese for an update on our business development efforts. Wayne?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Thank you, Brian, and good morning to everyone. I would like to address our business development efforts for each of our three business units beginning with US corrections. I’ll start with the federal market and the three federal government agencies we serve, the Federal Bureau of Prisons, the US Marshal Service and ICE. The continued growth in the criminal alien population, as well as the consolidation of existing detaining populations from small facilities, ones that fail to meet agency standards into larger compliant facilities, will continue to drive the need for federal bed space across the country.
As you may know, we have two company-owned facility expansions scheduled to be completed this year that we believe will help meet the increasing demand for correctional and detention bed space. In Michigan, our North Lake facility is being expanded to 1,750 beds and Colorado, our 432 bed Aurora immigration detention processing facility has been expanded by more than 1,000 beds. We believe our federal clients, primarily ICE and the BOP will continue to require beds as they consolidate existing populations into larger facilities, and that certain states as well will continue to need and utilize out of state beds for short term and long term requirements.
Now with regards to existing contract rebids a the federal level. We’re very pleased and appreciative that the Bureau of Prisons has awarded us a new 10-year contract for the continued management of our company-owned 1,450 bed Rivers Correctional Institution located in Winton, North Carolina. The BOP is also currently rebidding our company leased Brooklyn residential reentry center in New York with an extension of our current contract through the end of the year. Proposals have been submitted and we expect an award will be made under this procurement by year end or early first quarter 2011. With regards to upcoming facility activations, our D Ray James facility will be transitioned to a new BOP criminal alien population. The ramp down of Georgia inmates at D Ray James was completed in July and we expect to begin the intake of the BOP inmates at the facility in October 2010.
Turning to our new proposal pipeline at the federal level. The Bureau of Prisons has issued a presolicitation notice for 3,000 beds for the housing of short term sentenced offenders to be located anywhere in the states of Texas, Oklahoma, Arizona, and New Mexico. This is another large-scale opportunity for existing facilities with a minimum capacity of 900 beds. Awards are expected again in 2011. Additionally, the Bureau has requested proposals under its card 12 procurement for 1,750 bids, which is a rebid of an existing private facility. Under this procurement, facilities can be located anywhere in the country with an award expected sometime in the fourth quarter of the year or early next year. The Bureau also recently issued an RFP for 900 to 1,200 low security beds located anywhere in the country. This procurement is for existing beds only, and we expect the contract award in 2011.
Now I would like to turn to the state market segment. While states continue to face budgetary constraints, we believe state opportunities outweigh any potential near-term challenges. Our state clients require additional beds, as inmate populations continue to increase, and aging inefficient prisons need to be replaced with new more cost efficient facilities. As states across the country face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in prison privatization projects. Our state clients fiscal years typically begin on July 1. Most states have finalized their budget decisions with the exception of California, and by and large, the outcomes of these state budget deliberations have been in line with expectations.
With regards to upcoming activations, as Brian touched on, we expect to activate the 2,000 bed managed only Blackwater River, Florida, facility during the fourth quarter. As we have previously disclosed, our management contract for this 2,000 bed facility is expected to generate approximately $31 million in annual revenues. We’re also in the process of making minor renovations to our 200 bed McFarland Community Correctional Facility in California, which will begin the intake of California female inmates during the fourth quarter. This new contract is expected to generate approximately $4.7 million. Offsetting these activations will be the discontinuation of four managed only facilities.

As previously disclosed, our Graceville and Moore Haven, Florida facilities, along with our Bridgeport, Texas, facility will be transitioned to another operator in the third quarter. Additionally we have decided to discontinue our operation of the 450 bed South Texas Intermediate Sanction facility during the third quarter. Finally, as announced by Cornell last week, the state of Arizona has notified us of their intent not to renew their contract of the use of the Great Plains facility in Hinton, Oklahoma, which expires in September of this year. As Brian discussed earlier, we had anticipated this discontinuation and assumed the facility would be depopulated during 2010.
Moving now to recent contract awards. We’re very pleased to have signed a contract with the Georgia Department of Corrections for the development and operation of a new 1,500 bed facility to be located in Milledgeville. As you may remember, this contract was initially awarded as a 1,000 bed facility. We were most appreciative that during the contract negotiations, the contract was expanded to 1,500 beds. Under the terms of the new contract, GEO will finance, build, and operate a new $80 million prison on a state-owned site under a 40-year ground lease. We expect the 1,500 bed facility to generate approximately $28 million in annualized operating revenue once completed in early 2012. As George stated earlier, this is a very significant milestone for GEO, as it marks our entry into this important state market.
We’re also pleased to have recently announced extended management contracts for our East Mississippi and Marshall County Mississippi facilities, both of which were extended through 2015, and our Allen Parish, Louisiana facility, which was extended through 2020. This trend in longer contract terms provides greater certainty and earning visibility for us and greater budgeting certainty for our public sector partners. I would like to turn now to the new proposal opportunities.
The state of Arizona has an active procurement for 5,000 new in-state private beds. Proposals in response to this large-scale procurement are currently under review by the state with a decision expected in the second half of the year. We believe it is likely there will be two or more awards. We also believe California presents a meaningful opportunity for the industry, as that state continues to look for ways to increase its system wide capacity. We expect California to contract for several thousand additional out of state private beds, and we believe the state would like to diversify it’s current provider base by contracting with other private operators. We also expect California to award another 600 female beds in state in addition to the 200 beds recently awarded to our McFarland facility. California has reissued this RFP for female beds, and we expect to submit our two idle community correctional facilities in California, Mesa Verde and Baker, which total approximately 600 beds in response to this RFP.
In Indiana, the Department of Corrections has issued an RFP for 1,500 managed only beds to house short term offenders at an existing idle facility. A contract award under this procurement is expected in the fourth quarter. Other states have continued to discuss the possibility of expanding the use of private beds to lower their costs, and to replace older beds. We believe the combined demand from California, Arizona, and other states, represents at least 15,000 new beds.
Moving on now to our mental health and residential treatment business segment. During the fourth quarter of last year, we completed the transition of the 354 bed Columbia Regional Care Center in South Carolina. The center currently serves the states of Georgia and South Carolina, as well as ICE, and the US Marshals. GEO Care has also been selected by Montgomery County Texas to operate a new forensic hospital with an approximate capacity of 100 beds for state forensic patients. We expect the new hospital to open in March 2011, pursuant to an agreement between Montgomery County and the state of Texas for the development and operation of the new facility. As GEO Care continues to market its services aggressively across the country, we expect new RFPs will be issued by a number of states including Georgia, Louisiana, South Carolina, North Carolina, and others. Next I would like to update you on our International business development.
In the United Kingdom, we activated a 360 bed expansion of our 260 bed managed only Harmondsworth Immigration facility in July. This expansion is expected to generate an additional $5 million in annual revenue. Additionally, there are a number of other new opportunities in the UK. In the United Kingdom, they have solicited proposals for the management of five existing government owned prisons totaling 5,700 beds. Our GEO UK group has been short listed to prosist paid in these procurements and we expect awards in early 2011. Additionally, we have leveraged our GEO transport division to compete on large scale transportation and court services contracts in the United Kingdom, where we’ve been short-listed to submit proposals as part of a new venture we have formed with a large UK based fleet service company.
Finally, as you may recall, the UK government had announced plans to develop five new 1,500 bed prisons to be financed, built, and managed by the private sector under the so called frame work agreement. We had gone through the prequalification process for this procurement and had been invited to compete on these opportunities. At this time, we believe the new coalition government in the UK is reviewing the plan to determine the best way to proceed, and we will continue to monitor this opportunity closely.
Similarly in South Africa, the Department of Correctional Services, DCS, is reviewing the plan to develop four new 3,000 bed prisons to determine the best way forward. Proposals have been submitted under this procurement and continue to be under review at this time.

In New Zealand, the new government there has issued an RFP for the management of an existing government owned facility that will be expanded to approximately 1,200 beds. We expect an award under this procurement in early 2011. The New Zealand government has also announced plans to issue an RFP for the design, financing, construction and management of a new 1,000 bed prison. We expect a formal RFP for the new prison to be issued also in 2011. As you can see, we’re actively pursuing several meaningful opportunities in each of our core markets and we remain optimistic about the industry and remain enthusiastic about our position within the industry. At this time, I would like to turn the call back over to George to address our merger with Cornell and for his closing remarks. George?
George Zoley — The GEO Group — Chairman, CEO
     Thanks, Wayne. I would like to reiterate that we’re very excited to welcome the Cornell employees to GEO following the closure of our merger, the new GEO Group has 119 facilities with approximately 81,000 beds, as well as eight non-residential service centers, with a service capacity of approximately 1,400. As a result of the merger, we will be adding 22-owned facilities, with approximately 4,600 beds and a book value of approximately $170 million, bringing our total owned beds to more than 28,500 with an approximate book value in excess of $1 billion. Additionally, we will be adding 27 facilities with more than 14,000 beds, which we will control through long term leases, including eight facilities with approximately 9,500 beds under the Cornell’s Mcf financing facility, bringing our total leased beds to more than 20,000.
As a result of the merger, we will have greater earnings visibility and predictability, as we expect our Company controlled facilities, which include our owned and leased facilities to generate approximately 84% of our domestic facility level EBITDA post-merger. The merger will also expand our geographic and client base. We will be integrating facilities that serve three new state clients, as well as numerous county and city clients through our new Abraxis division. With 17,500 employees, we will enjoy a new leadership position in privatized corrections, detention, community based facilities, youth treatment and mental health facilities. Our expanded service platform will significantly improve our ability to pursue new business opportunities in the correctional and behavioral health market segments, and we will further improve upon the high-quality services we deliver daily to our clients.
As we previously discussed, we will integrate Cornell’s adult secure division into GEO’s existing US corrections operating structure. Cornell’s adult community based and Abraxis youth and family divisions will be integrated into our GEO Care behavioral treatment business unit, which is expected to increase GEO Care’s annualized revenues to approximately $330 million from $140 million presently. We believe that the combination of Cornell’s residential treatment services with GEO Care’s behavioral healthcare services platform will establish GEO Care as the premier behavioral treatment service provider in this growing market. The integration of Cornell’s operating divisions into our existing business unit platform will allow us to achieve substantial cost synergies, which we expect will be at least $12 million to $15 million per year.
The merger is expected to add approximately $400 million in annual revenues, bringing our combined annual company revenues to approximately $1.5 billion. Additionally, the merger is expected to substantially increase our Company’s EBITDA, net income and cash generation. As Brian discussed before, we expect the merger have a neutral impact to 2010 pro forma earnings per share and become accretive in 2011. This accretion is not dependent on the utilization of Cornell’s Hinton, Oklahoma facility, which currently houses Arizona inmates, or the reactivation of Cornell’s two idle facilities in California.
In closing, I would like to say we are very pleased with our second quarter results and the outlook for the second half of the year, which continues to show strong performance from our three business units. As you have heard today, The GEO Group continues to execute multiple initiatives which we believe will increase shareholder value, from the continued aggressive pursuit of organic growth opportunities to an ambitious stock repurchase program, as well as acquisitions and diversification efforts as reflected by the merger with Cornell Companies. As I have expressed to you before, we view all of these initiatives as complementary, and none are pursued to the detriment of the others.
Two final notes, I would like to express my personal gratitude to James Hyman and his management team for their success in repositioning Cornell Company’s financial and operational performance. Second, I wanted to thank the Cornell Board of Directors for their long years of leadership in increasing shareholder value, and finally I want to thank the Board’s independent committee and its Chairman, Max Batzer, for facilitating a seamless merger of our two companies. Once again, I would like to welcome all of the Cornell shareholders to the new GEO Group. This concludes our presentations and we would now like to open up the call for questions.

QUESTION AND ANSWER
Operator
     Thank you. (Operator Instructions) Your first question is from the line of Kevin Campbell with Avondale Partners. You may proceed.
Kevin Campbell — Avondale Partners — Analyst
     Thank you. Good morning and thanks for taking my questions, and congratulations on a good quarter and completing the merger. Was hoping for just a little bit more color, Brian, on just some questions on modeling here, really. I know you expect the acquisition to be neutral for the back half of the year. Should we expect to it be neutral in both quarters, or is it somewhat dilutive in third quarter and then accretive in fourth, or is it, again, sort of neutral across both periods?
Brian Evans — The GEO Group — CFO
     I think it’s neutral across both periods, the way we have provided our guidance range, our guidance range covers what we expect the impact of the merger to be, so it’s covered within the range and we don’t expect any difference from that.
Kevin Campbell — Avondale Partners — Analyst
     Okay. And then could you give us some sense on cash flow here in the short-term, and then maybe cash flow from Ops, not your adjusted funds from operations, but cash flow from Ops looking forward maybe what we might expect that to be? And I missed some of the detail you gave on CapEx, so if you could just re — go over that again, what you expect for the back half of this year and into next year for both development, as well as maintenance CapEx.
Brian Evans — The GEO Group — CFO
     So for the back half of this year, we expect about $30 million to $35 million in additional growth CapEx, primarily related to the Georgia project, but also completing some other miscellaneous expansion projects and improvements that we’re working on. And then for next year, the bulk of the project CapEx will relate to the Georgia project, which is about $65 million in additional CapEx to complete that project next year. Going forward, between now and the end of the year, I think the cash flow has improved. The only issue is the money that’s going out the door for the fees related to the transaction, but all of that has been taken care of under the increased borrowings on the revolver.
Kevin Campbell — Avondale Partners — Analyst
     Okay. And what should we expect maintenance CapEx to be as a percentage of revenues going forward for the combined entities?
Brian Evans — The GEO Group — CFO
     I would say, right now GEO is $12 million to $15 million, it will probably move from to $18 million to $20 million, so a little more than 1%.
Kevin Campbell — Avondale Partners — Analyst
     Okay. And then quickly on to the South Texas, the intermediate sanctioned facility. What led to the decision to discontinue that? Was it an issue with populations? I know the state of Texas, their populations have been trending down over the last several years, so maybe you could give some additional color on that?
George Zoley — The GEO Group — Chairman, CEO
     It was the physical plant of the facility, it wasn’t the occupancy. It’s just a very, very old building. And we just didn’t want to be associated with it further.

Kevin Campbell — Avondale Partners — Analyst
     I don’t know if you gave any color on this, but the ramp down at Great Plains from Arizona, do we have any expectation on timing on when that might occur, and how that will play out?
George Zoley — The GEO Group — Chairman, CEO
     It will start at the end of this month, and be completed by November 1, we expect.
Kevin Campbell — Avondale Partners — Analyst
     Okay. So it will go through, if I recall the contract, technically expired at the end of September, but you’ll have some of those inmates through November?
George Zoley — The GEO Group — Chairman, CEO
     Up to November 1, the end of October.
Kevin Campbell — Avondale Partners — Analyst
     Okay. And then last question, Brian, perhaps you could talk a little bit about the $30 million to $34 million in expenses. What sort of cash versus non-cash maybe sort of the — a break down of what those various expenses are to the degree that you can provide that.
Brian Evans — The GEO Group — CFO
     Well, about $8 million of it is the write-off of the deferred financing fees on our existing revolver, and the rest of it then is cash related to M&A fees, the financing fees that we’ll — some of which will also expense the upfront fees. Legal and accounting fees and other professional fees. So, other than the deferred financing fee write off, most of it is cash.
Kevin Campbell — Avondale Partners — Analyst
     All right thank you very much and again congratulations.
George Zoley — The GEO Group — Chairman, CEO
     Thank you.
Operator
     Your next question is from the line of Manav Patnaik from Barclay’s Capital. You may proceed.
Manav Patnaik — Barclays Capital — Analyst
     Good morning, gentlemen. Congratulations in closing the quarter as well. Two questions, primarily just around the merger. Firstly on the synergies that you reiterated in terms of the $12 million to $15 million, primarily on the G&A line. The last time you had mentioned that, that was your initial estimate based on sort of the high-level look that you had on the Company due to privacy issues, or legal requirements, you didn’t have the right to dig deep. I was wondering, is that still the case since the merger just closed at this sort of high level, and that you could potentially find some more synergies in there?

George Zoley — The GEO Group — Chairman, CEO
     That continues to be the case, because until — starting today, we have not been able to dig deeper pursuant to our tentative agreement. We retained the confidentiality between the two companies. We are just beginning, starting today as I said, to understand better the details of the company’s operations and financial structure.
Manav Patnaik — Barclays Capital — Analyst
     Then one question on how do you look at potential, let’s call it, cross-selling opportunities, maybe, because you mentioned the number of new to states and counties. I missed that, if you could just repeat, just to be precise, the number of new state customers you have, but the question is mainly around, how do you approach having these new customers, whether it be on the GEO Care side, or the adult community side, and how you can maybe cross sell that to the other division.
George Zoley — The GEO Group — Chairman, CEO
     Well, there’s three new states. I believe they’re Alaska, Pennsylvania, and Illinois, and it — this greatly expands GEO’s footprint in particular into those states, and to new clients to not only pursue youth services, community based services, but now also mental health facilities.
Manav Patnaik — Barclays Capital — Analyst
     So, I guess my question was just more around are those people that you are touching through the mental health facilities pretty — does that give you an advantage in maybe trying to pursue some of the other adult correction opportunities in that area?
George Zoley — The GEO Group — Chairman, CEO
     Yes. The same would go for US corrections. We currently don’t — well, we do provide services for Alaska in Oklahoma — excuse me, Colorado. But we would be able to use those contacts to offer our services in the state of Alaska, as well, and Illinois, and Pennsylvania.
Manav Patnaik — Barclays Capital — Analyst
     Got it. And one final question, just what was the — again, I think you said it, but I missed it, the expectation of when the sort of the reissued I guess RFP for the female beds in California would be?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     It has been reissued already, Manav, and it will be pursued now, so it’s already been issued.
Manav Patnaik — Barclays Capital — Analyst
     All right. Thank you.
Wayne Calabrese — The GEO Group — Vice Chairman, President
     You’re welcome.
Operator
     Your next question is from the line of Todd Van Fleet representing First Analysis. You may proceed.

Todd Van Fleet — First Analysis Securities — Analyst
     Good morning. Congratulations. On California, you have heard on your McFarland facility, what do you hair about the former Cornell facilities there on the in-state work?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Well, Todd, it’s Wayne. As we were just talking to at the last caller, the RFP for the remaining number of beds, approximately 600 or so, has been reissued with some changes, modifications to the scope of services and program requirements, and the expectation is that we will resubmit those facilities for consideration.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. Sorry to make you repeat.
Wayne Calabrese — The GEO Group — Vice Chairman, President
     No problem.
Todd Van Fleet — First Analysis Securities — Analyst
     Brian, what was the tax rate that you expect on the combined company now?
Brian Evans — The GEO Group — CFO
     On a go-forward basis, 39% to 39.5%.
Todd Van Fleet — First Analysis Securities — Analyst
     39% to 39.5%. Okay. And then, Wayne, if — well, I guess Brian, what are you seeing from the states? There’s a lot of delinquent states I guess these days, Illinois being one of them, having a hard time paying its bills. Are you seeing — what are you seeing in the pay weigh of payment flows. How much is overdue? Can you give since as to what the cash flow situation is from that perspective?
Brian Evans — The GEO Group — CFO
     Sure. This is Brian. The collections from the state clients and federal clients has remained very strong. Most of our receivables are collected within the 30 to 45 days after the invoice is issued, so we haven’t seen any deterioration. In fact, it’s probably improved some over the last six months to 12 months. We haven’t had a chance to dig into some of the issues you’ve mentioned with some of the state clients for Cornell, particularly related to the state of Illinois. I know that there are some delays there in their collections, but overall, that won’t be very material to our combined cash flows.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. That’s good to know. And then, Wayne, you had mentioned a number of states. I don’t know if you can go into more detail about what you think is on the horizon Georgia, Louisiana, South Carolina, North Carolina?

Wayne Calabrese — The GEO Group — Vice Chairman, President
     No, not at this time. I think we were just trying to make the point that there are probably anywhere from 10,000 to 15,000 beds of opportunities coming, and we think that’s going to continue at that pace for some time. The states are, as we said in the comments, are requiring additional beds, and they’re requiring, in many cases, new beds to replace aging costly infrastructure. So, we just continue to see a lot of opportunities out there. And the clients we’re talking to are considering growth in the private sector, as opposed to any retrenching.
Todd Van Fleet — First Analysis Securities — Analyst
     Yes. Yes. Okay. And then let me ask it, since we haven’t had a chance to ask on some of the Cornell results here. The RCC facility in New Mexico, can you kind of give us an understanding as to how that facility is performing in your view at this stage? Is it still bumping along 500, 600? Do you still have a couple customers in there? Can you give us on understanding as to how that facility is doing?
George Zoley — The GEO Group — Chairman, CEO
     I think the occupancy is higher than that, Todd. This is George. I think it’s more like 700 or 800.
Todd Van Fleet — First Analysis Securities — Analyst
     700 or 800 now?
George Zoley — The GEO Group — Chairman, CEO
     Yes.
Todd Van Fleet — First Analysis Securities — Analyst
     And is it the feds that’s mostly are using that?
George Zoley — The GEO Group — Chairman, CEO
     Yes. It’s mostly feds. I think mostly Marshals.
Todd Van Fleet — First Analysis Securities — Analyst
     Mostly Marshals. Okay.
George Zoley — The GEO Group — Chairman, CEO
     I don’t think there’s any ICE in it.
Todd Van Fleet — First Analysis Securities — Analyst
     No ICE, but is it the Marshals, or is it the BOP, George? Do you know?
George Zoley — The GEO Group — Chairman, CEO
     I think more recently it’s been the — it’s a mixture of both, but more recently, I think there have been more BOP beds added.

Todd Van Fleet — First Analysis Securities — Analyst
     Okay. So, the Marshals, I think, from memory, was like 200, 300 inmates, maybe, somewhere around there, and then the BOP was the rest, but sounds like BOP has been utilizing that facility more and more?
George Zoley — The GEO Group — Chairman, CEO
     Right.
Todd Van Fleet — First Analysis Securities — Analyst
     Yes. Okay. And then on the Adelanto facility you picked up, is that idle right now?
George Zoley — The GEO Group — Chairman, CEO
     Yes, it’s being remodeled.
Todd Van Fleet — First Analysis Securities — Analyst
     It’s being remodeled. And is it possible that it will be expanded?
George Zoley — The GEO Group — Chairman, CEO
     Possible.
Todd Van Fleet — First Analysis Securities — Analyst
     Will it be expanded?
George Zoley — The GEO Group — Chairman, CEO
     Possible.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. There was the Marshal Service procurement for Southern California. With out being coy, they were looking, for what, 600, 700 beds? Is that still out there? I’m sorry?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     We’re just looking at each other thinking through what you’re referring to. There’s been expressions of interest from the Marshals, from ICE in the Southern California area. Yes, that may have been OFDT at the time. But I — I think it’s fair to say —
George Zoley — The GEO Group — Chairman, CEO
     650 beds.

Wayne Calabrese — The GEO Group — Vice Chairman, President
     There remains to be active interest is by the federal agencies in the south California district, and we every intention to market Adelanto once the renovations George described are completed.
George Zoley — The GEO Group — Chairman, CEO
     So, we take the view we have invested in the South California marketplace, and think that there’s a need for additional bed space there at the state and federal level, and so we’re moving forward in remodeling this facility that may be 20 years old, and reconfiguring it to include — bringing it up to date, actually.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. let me ask one more before I get back in line here, but on Baldwin, the way that facility is structured now, or the way it’s been built out, is it a pod type setting? Can you open up 300 or 400 beds at a time? If you refill that facility, can you stage the capacity utilization I guess, or can you stage the population intake?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Todd, it’s Wayne. Yes, the original facility with about 500 beds, cell beds is available upon demand, and it’s been kept up to date, and, in fact, brought up to even better standard recently, so it’s an open up shape. The remaining beds, the dormitory beds that were added, are being finished and those beds will be available in relatively short period of time on a phased in basis.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. So, right now it’s 1,750 capacity, or rated capacity, I guess, Wayne?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Correct.
Todd Van Fleet — First Analysis Securities — Analyst
     And how much would it take to maybe go beyond that 1,750? You have the space? Do you have — can you just kind of add on another section?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Yes, we have space, and it is expandable.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. But that will require some capital?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Yes.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. But that — I guess that could be completed maybe over a six or 12-month period without disrupting the rest of the operation?

Wayne Calabrese — The GEO Group — Vice Chairman, President
     Yes, additional capacity could be added in a phase basis without interrupting ongoing operations.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. Thanks.
Operator
     Your next question is from the line of TC Robillard of Signal Hill Capital Group. You may proceed.
TC Robillard — Signal Hill Group — Analyst
     Thank you. Good morning everyone, or is good afternoon just about. Just wanted to ask on operating margins for both the International piece, as well as GEO Care. Brian, on the International side, can you get a sense of what drove the sequential improvement in margins? How often of it was FX, how much of it was revenue mix?
Brian Evans — The GEO Group — CFO
     Sure. The improvement in margins is not significantly impacted by FX, so it was to improvement at the facility specifically the normalization of the Parklea facility, which started in the fourth quarter of last year and still had some start-up related costs in the first quarter of this year, and then its performance normalized in the second quarter of this year. So, that was the primary impact on the margin improvement in International.
TC Robillard — Signal Hill Group — Analyst
     Okay. And then on — on the GEO Care side, do you feel now where you are with the mix of beds and given the mix you’re now including in there with the Cornell pieces of the business, is that a sustainable 10% op margin, or should we be looking for adjustments, given the new mix?
Brian Evans — The GEO Group — CFO
     Well, obviously the GEO Care is going to include the adult community base, which is a very good margin business. The GEO Care existing residential facility, which is a 10% to 15% margin business and then the youth service, which has been a little below the 10% margin. So, on an annualized basis going forward, you would expect to see those margins improve next year, the percentage.
TC Robillard — Signal Hill Group — Analyst
     And is it fair, just given the mix where you are sitting at now, that that could maintain above 10% for the next quarters and into next year, or could we expect a little bit of volatility near term before that normalizes?
George Zoley — The GEO Group — Chairman, CEO
     This is George. I think you’re going to see the GEO Care margins improve from what they are currently, particularly because of the strong financial performance in the community based services sector.

TC Robillard — Signal Hill Group — Analyst
     Okay. Perfect. Thanks, George. That’s exactly what I was looking for. That’s — oh, and any — Brian, just a since of your overall debt level. As we look toward where you would be the end of the third quarter, now that the deal is just between, and if you could break that — any material differences between short term and long term with how it stands now?
Brian Evans — The GEO Group — CFO
     Well, like I said earlier, we’ll have about $220 million outstanding on the revolver, so I guess that would be the short term, and then the rest of it will be long term. We’ll have approximately a billion dollars in debt between recourse and non-recourse. And I missed the rest of your question. I don’t know if that covered it all. No. That did. I appreciate it. Thank you.
Operator
     Your next question is from the line of Tobey Sommer from SunTrust. You may proceed.
Tobey Sommer — SunTrust Robinson Humphrey — Analyst
     Thank you. For the Arizona and California procurement opportunities in front of you, when would inmate intake begin if the awards are made in a timely fashion?
George Zoley — The GEO Group — Chairman, CEO
     We really don’t know don’t know the answer to that. Probably not this year. In Arizona, those facilities would have to be constructed, which would take at least 12 to 18 months. And an award has not yet occurred, but if so intake could start, if it’s a California next year, and probably for Arizona would be the following year.
Tobey Sommer — SunTrust Robinson Humphrey — Analyst
     Thank you. And just curious if your sense is that any new states to outsourcing perhaps are closer to making a decision at this point, versus the last time we heard from you a few months ago?
George Zoley — The GEO Group — Chairman, CEO
     I — I don’t think we can add to that any further than what Wayne has already discussed, which is an active market of about 15,000 beds encompassing California, Arizona, and some other states, and as he also said, we expect the marketplace to remain at about that level.
Tobey Sommer — SunTrust Robinson Humphrey — Analyst
     Okay. Are you seeing any impact from states marketing their own capacity in procurements?
George Zoley — The GEO Group — Chairman, CEO
     No, we haven’t.
Tobey Sommer — SunTrust Robinson Humphrey — Analyst
     Okay. Just two more quick ones. Wondering if you could discuss the impact as you see it of the UK budget austerity on demand for your services in that market?

Wayne Calabrese — The GEO Group — Vice Chairman, President
     Yes, Toby, this is Wayne. In terms of the UK, I think the only one that we believe bears watching, as a result of the new government austerity pronouncements is the one we call the five new prisons under the frame work agreement. They refer to that as PFI, and it’s — when you design them, build them, finance them, and operate them, and the cost of that, it is done in a particular way a little bit different than it’s done in the United States, and it may be something that, that government wants to look at again, because it may feel like additional debt to government at a time when they’re trying to get debt fairily constrained.
Tobey Sommer — SunTrust Robinson Humphrey — Analyst
     Have you heard anything from your customer about perhaps letting you contribute or other potential winners contribute more capital and potentially get a better margin out of future procurements?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Not at this stage. There’s been some talk of that in the past. We have actually had some discussions where we’ve pointed out there are different ways to finance projects than the traditional, what we refer to as the commonwealth way, where equity is put in typically from 10% to 20% and the rest is raised by senior lending from banks, which is guaranteed by government to be repaid. So, we’ll continue those talks with government, but I think it’s still a bit early for them to get their heads around which direction they’re going to take, and then perhaps we’ll have the opportunity to sit down and discuss some alternatives. I know they want more prison bed capacity, and the best way to add that, obviously, is with new more cost efficient prisons.
Tobey Sommer — SunTrust Robinson Humphrey — Analyst
     Thank you. I’ll ask a couple other detailed questions offline.
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Thank you.
Operator
     Your next question is from the line of Jamie Sullivan representing RBC Capital Markets. You may proceed.
Jamie Sullivan — RBC Capital Markets — Analyst
     Hi, good morning.
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Good morning.
Jamie Sullivan — RBC Capital Markets — Analyst
     Wondered, now that you have the combined portfolio of GEO and Cornell, wondered if you could talk about how many beds you feel like you have in the portfolio that you can bring to bear on some of these RFPs that are for existing capacity.

George Zoley — The GEO Group — Chairman, CEO
     Well, we have several thousands of beds available, clearly, but it’s only as recently as this morning that we’re able to open the Cornell proposals that are active in the procurement process, which Wayne and I personally haven’t had the opportunity to examine those proposals yet, but we know there’s a number of active procurements that Cornell was involved with. And as we have noted earlier, many of those procurements are federal procurements, particularly the BOP, so we expect to be very busy these next two quarters in competing in a number of procurements nationally.
Jamie Sullivan — RBC Capital Markets — Analyst
     Okay. And do you expect to modify any of those bids based on the asset base now? What are your thoughts there?
George Zoley — The GEO Group — Chairman, CEO
     Well, we don’t know yet, because, again, we have not had a chance to look at the actual proposals as yet. We only closed yesterday afternoon. I think the physical proposals are being shipped hire today, and we’ll have a chance to start looking at them probably later on today and next week.
Jamie Sullivan — RBC Capital Markets — Analyst
     Okay. And then just one question on ICE, wondered if you could just comment on what you’re seeing with that customer and some of the potential contract opportunities. Seems like there have been some changes in LA and Texas and another one in New York, New Jersey. Just to get your thoughts there would be helpful.
George Zoley — The GEO Group — Chairman, CEO
     We think that’s a very active client, and it just happens to be our largest client, and we know that they’re to repositioning their — their organization and the number of facilities they have. I think they used to be at 300 locations around the country. Now they’re down to 250. They want to continue to consolidate, and we think the private sector, which presently provides for half their capacity will probably be a gainer in this consolidation process. So, we think we’re well positioned around the country at various locations to participate in that consolidation process.
Jamie Sullivan — RBC Capital Markets — Analyst
     Okay. I’m just wondering if maybe you could comment on some of the — more specifically on some of the recent RFPs and some of the movement there. Obviously the overall opportunity is pretty strong. Anything specifically about the budget or kind of near-term trends that are impacting that?
George Zoley — The GEO Group — Chairman, CEO
     Well, I — I think they’re probably get something money in this latest bill that the President signed for additional funding for Southwest border security. We think they — they have a strong level of funding. They are one of the most active clients in the procurement marketplace for more private beds, and we think we’re well positioned.
Jamie Sullivan — RBC Capital Markets — Analyst
     Okay. Thanks. That’s all I had.
George Zoley — The GEO Group — Chairman, CEO
     Thank you.

Operator
     Your next question is from the line of Clint Fendley with Davenport. You may proceed.
Clint Fendley — Davenport & Company — Analyst
     Good morning, gentlemen, and congratulations on the closing. I was wondering if the increase in minority interest earnings was primarily related to your South African operations?
Brian Evans — The GEO Group — CFO
     Right, the minority interest earnings relates — for GEO relates specifically to the South Africa joint venture operations.
Clint Fendley — Davenport & Company — Analyst
     Okay. And did you get a benefit, then, in the quarter from the World Cup?
Brian Evans — The GEO Group — CFO
     No.
Wayne Calabrese — The GEO Group — Vice Chairman, President
     I actually placed some pretty good bets. No.
Clint Fendley — Davenport & Company — Analyst
     Any thoughts on just the time frame for additional opportunities down there?
George Zoley — The GEO Group — Chairman, CEO
     Well, they are continuing to look at the proposals they have received, I think there’s 3,000 or 4,000 — 3,000 bed facility in contention. It’s been a long process. There’s been a change in administration in the department of corrections, who is continuing to review the proposals and the process. We just have to be patient.
Clint Fendley — Davenport & Company — Analyst
     Okay. And then last question, just bigger picture, how should we think about your capital deployment now that Cornell is completed and new opportunities, at least in the very near term, remain somewhat limited?
George Zoley — The GEO Group — Chairman, CEO
     Actually, I think many, if not most of the opportunities we’re looking at in the near term and the mid-term will be new billed. They’ll either be owned or controlled facilities and I think that’s the changing nature of the marketplace that we are well positioned to address. The procurements and the awards we expect in the near and mid-term to be either owned or leased opportunities.

Clint Fendley — Davenport & Company — Analyst
     Okay. Thank you, gentlemen.
Operator
     And your next question is a follow-up from the line of Todd Van Fleet from First Analysis. You may proceed.
Todd Van Fleet — First Analysis Securities — Analyst
     I wanted to ask you about California. I was wondering maybe George or Wayne if you could talk about the — how is the profile of the inmates that are sent out of state evolved maybe over the last few years, since the state first started sending inmates out of state, if you could kind of speak to that? How is the profile of the inmates changed? Has it had to — is it necessary that the profile changed to kind of cast a wider net to make sure that they have enough inmates that they can send out of state to meet their requirements and the pressures that are being placed on them by the corridor. Is there anything you can speak to as to the profiling of the inmates?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Todd, it’s Wayne. I think it’s fair first to say we don’t have any, so we don’t have any immediate firsthand experience with the profiles that have been sent out in the past, but it’s our general understanding that the security of the prisoners is certainly important in terms of the housing that they are to be sent to. The state doesn’t like to send level three’s, for example, and perhaps feels it’s not permitted to under their laws, to anything other than cellular housing. More importantly is the fact they have the federal court order and intervention of the receivers that affects both the need for beds, as well as the capacity to send prisoners out of state, based on mental health and physical health condition.
And so it’s — it’s a screening process that’s fairly demanding. The state of California has to ensure to the satisfaction of the of the federal authorities involved that the people being sent out of state are going to be treated in accordance with the requirements of the court orders, both on mental health and physical health, and they have to satisfy themselves, of course, that the infrastructure they’re sending them to is appropriately secure for the prisoners that will be sent there. And, finally, that with some states, that the — the profile of the prisoners being sent to the states is consistent with the laws of those receiving states in terms of the ability of a company to bring prisoners in. So, it’s fairly complex. They’ve been doing it for a while. They’re doing a good job. And I think some states are easier than others to send prisoners to.
Todd Van Fleet — First Analysis Securities — Analyst
     So is that — Wayne, is that is a consideration from GEO’s perspective when looking at the possibility of winning a certain portion of the 5,000 beds? Is it your expectation that maybe the process, the screening process, could be a complicating factor in assessing kind of the timing of the ramp associated with any perspective win, contract win?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     I think it’s probably more accurate to say that in our consideration of what we have submitted to the state for their consideration, we’ve taken very careful aim at insuring that our infrastructure is suitable for who they want to send. That the laws of the state, or states in which we have facilities available, are consistent with their objectives of who they want to send, and that, very importantly, both our — the design of our medical and mental health areas and our staffing for those areas is entirely consistent with the requirements of the receiver.
Todd Van Fleet — First Analysis Securities — Analyst
     Yes. And would the requirements for those inmates that might go to a GEO facility, is there reason to believe that maybe their requirements might be a little bit different than, let’s say, the first 10,000 or so inmates that the state sent out of state?
Wayne Calabrese — The GEO Group — Vice Chairman, President
     Not sure I understand the question, Todd.

Todd Van Fleet — First Analysis Securities — Analyst
     I guess I’m wondering, the market investors, the industry has an understanding, at least at some level of what the contracts with California look like at this point. And I guess what I’m trying to get at is, is there a reason to believe that moving forward, that not all contracts are going to look alike? That is, like the ones for the first 10,000 inmates that got sent out of state, that maybe we could see some differences from site to site, from contract to contract, based on, one, the evolution of the screening process, and the like?
George Zoley — The GEO Group — Chairman, CEO
     I think that’s fair to say.
Todd Van Fleet — First Analysis Securities — Analyst
     Okay. Thanks.
Wayne Calabrese — The GEO Group — Vice Chairman, President
     You’re welcome.
Operator
     Please stand by for your next question.
George Zoley — The GEO Group — Chairman, CEO
     Operator?
Operator
     Our next question is from the line of Mickey Schleien with Ladenburg. You may proceed.
Mickey Schleien — Ladenburg Thalmann & Company — Analyst
     Yes, I wanted to ask for a little bit more background on comments in the prepared remarks about the state budget cycle. We are, as you know, in a new fiscal year, and I wanted to get a sense directionally what to expect, or what you’re seeing from your clients with respect to occupancy and per diem for fiscal 2011.
George Zoley — The GEO Group — Chairman, CEO
     Well, the fiscal year for most of our state clients starts July 1, with the exception of California, as we said, everybody has passed their state budgets. They have passed it in line with our expectations, which are one of the factors included and imbedded into our guidance. So, there’s no real surprises for us. We — we are seeing an uptick in populations, although per diem rates are kind of flat, but the populations are going up and that’s another important metric that forms the basis of how we generate revenues. So, we’re seeing a further growth in the number of prisoners we look after, and increase in the number of compensated mandates that generate our revenues.
Mickey Schleien — Ladenburg Thalmann & Company — Analyst
     Okay. Appreciate in the insight. Thank you.

Operator
     Your next question is a follow-up from the line of Kevin Campbell with Avondale Partners. You may proceed.
Kevin Campbell — Avondale Partners — Analyst
     Thanks. Just one question on rebids of existing contracts. Can you give us some color other than I guess the Brooklyn reentry center what else is pending and what maybe we should look for in 2011? What meaningful contracts might be rebid next year, as well?
George Zoley — The GEO Group — Chairman, CEO
     Off the top of my head, I — I think there’s another important one, that would be the South Texas ICE detention facility, and we’re waiting for a final procurement on that. Our contract has been extended through the middle of next year. It was originally scheduled to expire the end of this year, but it has now been extended to the middle of next year. That’s the only significant one I can think of.
Kevin Campbell — Avondale Partners — Analyst
     Great. Thank you very much.
Operator
     And there are no other questions in queue, sir. I would like to turn it back over to Mr George Zoley for final remarks.
George Zoley — The GEO Group — Chairman, CEO
     Thanks to everyone for joining us today. We look forward to addressing you on our next conference call.
Operator
     Ladies and gentlemen, thank you all for your participation in today’s conference call. This concludes the presentation, and you may now disconnect.